Exhibit (l)

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

June 14, 2007

BlackRock Kelso Capital Corporation

40 East 52nd Street

New York, NY 10022

Re:	BlackRock Kelso Capital Corporation
Registration Statement on Form N-2
(File No. 333-141090)

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Kelso Capital Corporation, a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 15,180,000 shares (including shares subject to an overallotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Exhibit (l) of the above-captioned Registration Statement of the Company on Form N-2 under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s notification of election on Form N-54A pursuant to Section 54(a) under the Investment Company Act of 1940, as amended (the “1940 Act”), to be a business development company, dated May 26, 2005 (the “Notification of Election”), as filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2005, (ii) the Registration Statement on Form N-2 (File No. 333-141090) as filed with the

Commission on March 6, 2007 under the Act; (iii) Amendment No. 1 to such Registration Statement as filed with the Commission on April 13, 2007 under the Act; (iv) Amendment No. 2 to such Registration Statement as filed with the Commission on June 14, 2007 under the Act (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (v) the form of Underwriting Agreement proposed to be entered into by and among the Company, as issuer, BlackRock Kelso Capital Advisors, LLC, a Delaware limited liability company, as investment advisor to the Company, and, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement (the “Underwriting Agreement”); (vi) a specimen certificate representing the Common Stock; (vii) the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as amended to date and currently in effect; (viii) the By-Laws of the Company, certified by the Secretary of the Company as amended to date and currently in effect; and (ix) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Shares will conform to the specimen examined by us and will be signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware corporate law. As disclosed in the Registration Statement under “Legal Matters,” attorneys at Skadden, Arps, Slate, Meagher & Flom LLP involved in the representation of the Company beneficially own approximately 12,700 shares of our common stock at April 30, 2007.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Shares as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP

/s/ Skadden, Arps, Slate, Meagher & Flom LLP